Exhibit 5.1

Lilium N.V. Galileostrasse 335 82131 Gauting Germany

Amsterdam

Freshfields Bruckhaus Deringer llp

Strawinskylaan 10
1077 XZ Amsterdam
Postbus 75299
1070 AG Amsterdam

T       +31 20 485 7000

+31 20 485 7633 (Direct)

F       +31 20 517 7633

E dirkjan.smit@freshfields.com

www.freshfields.com

Doc ID

EUROPE-LEGAL-273346456/1

Our Ref

DJS/MM

CLIENT MATTER NO. 176386:0001

26 July 2024

Dear Sirs, Madams,

Lilium N.V.

Introduction

1.                   We have acted as Dutch law legal advisers to Lilium N.V. (the Company) with respect to certain matters of Netherlands law in connection with, inter alia, the issuance by the Company of up to $33,000,000 of class A ordinary shares in the capital of the Company, having a nominal value of € 0.01 per share (the New Shares) from time to time to and through the Agent on the terms and conditions set out in the at market issuance sales agreement entered into by and among the Company and B. Riley Securities, Inc. (the Agent), dated 26 July 2024 (the At Market Issuance Sales Agreement) (the Transaction). The class A ordinary shares with nominal value of € 0.01 each in the capital of the Company shall hereinafter be defined as the Ordinary Shares. This opinion letter is delivered to you upon your request.

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. Dutch Chambers of Commerce registration number 34368197. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS or at the above address. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities. Freshfields Bruckhaus Deringer LLP’s Amsterdam office includes attorneys, civil law notaries, tax advisers and solicitors.

Bank account:
Stg Beh Derdengld Freshfields Bruckhaus Deringer LLP, ABN AMRO Bank N.V., IBAN: NL14ABNA0256049947, BIC: ABNANL2A

Abu Dhabi Amsterdam Bahrain Beijing Berlin Brussels Cologne Dubai Düsseldorf Frankfurt am Main Hamburg Hanoi Ho Chi Minh City Hong Kong London Madrid Milan Munich New York Paris Rome Shanghai Singapore Tokyo Vienna Washington

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Words and expressions defined in paragraph 2 below shall, unless the context otherwise requires, bear the same respective meaning when used in this opinion.

Documents reviewed

2.	In connection with the Transaction, we have examined the following documents:

(a)	the prospectus contained in the Registration Statement on Form F-3 (File No. 333-267719) filed by the Company with the Securities and Exchange Commission (the Commission) on 3 October 2022 and declared effective by the Commission on 12 October 2022 (the Original Registration Statement);

(b)	the prospectus supplement dated as of 26 July 2024 (the Prospectus Supplement) to the Original Registration Statement (and, together with the Original Registration Statement, referred to as the Registration Statement);

(c)	an electronic copy of an extract from the commercial register of the Dutch Chamber of Commerce (the Commercial Register) dated 26 July 2024 relating to the Company, and confirmed upon our request by the Commercial Register by telephone to be correct in all material respects on the date hereof (the Extract);

(d)	a scanned copy of the deed of incorporation of the Company (at the time named Qell DutchCo B.V.) dated 11 March 2021 (the Deed of Incorporation);

(e)	a scanned copy of the deed of partial amendment of the articles of association of the Company (akte van partiële statutenwijziging) dated 8 April 2021, pursuant to which amendment the name of the Company was changed into Lilium B.V.;

(f)	a scanned copy of a deed of conversion and amendment (akte van omzetting en statutenwijziging) dated 10 September 2021 relating to the conversion of the legal form of the Company from a company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) into a public company (naamloze vennootschap) and amendment of the articles of association (statuten) of the Company;

(g)	a scanned copy of the deed of partial amendment of the articles of association of the Company (akte van partiële statutenwijziging) dated 1 August 2023 (the Deed of Amendment);

(h)	a scanned copy of a certified copy of the full text of the articles of association of the Company as they read as per the Deed of Amendment, which, according to the Extract, are the Company’s articles of association currently in force and effect (the Articles of Association);

(i)	a copy of the shareholders’ register of the Company;

(j)	scanned copies of the signed:

(i)	minutes of the general meeting of the Company (the General Meeting) dated 26 June 2024 relating to, inter alia, the designation of the board of directors of the Company (the Board) (a) to issue (or to grant rights to subscribe for) class A ordinary shares in the capital of the Company up to a maximum of 25% of the outstanding capital at the date of the General Meeting for a period of 36 months from the General Meeting and (b) to limit or exclude the statutory pre-emptive rights with regard to such issuances of (or rights to subscribe for) class A ordinary shares in the capital of the Company pursuant to the delegation referred to above under (a); and

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(ii)	signed written resolution of the Board held on 26 July 2024 (the Board Resolutions); and

(k)	scanned copy of the signed At Market Issuance Sales Agreement.

The documents referred to above in items (a) to (k) (inclusive) are herein referred to as the Documents; the documents referred to above in items (c) to (j) (inclusive) are herein referred to as the Corporate Documents; the documents referred to above in item (j) are herein referred to as the Resolutions; the document referred to above in item (k) is herein referred to as the Opinion Document.

Nature of Opinion and Observations

3.	This letter is subject to the following nature of opinion and observations:

(a)	Dutch Law: this opinion is confined to the laws with general applicability (wettelijke regels met algemene gelding) of the Netherlands and, insofar as they are directly applicable in the Netherlands, the European Union, all as they stand as at the date hereof and as such laws are currently interpreted in published authoritative case law of the courts of the Netherlands (Dutch law); accordingly, we express no opinion with regard to any other system of law (including the law of jurisdictions other than the Netherlands in which our firm has an office), even in cases where, in accordance with Dutch law, any foreign law should be applied; furthermore, we do not express any opinion on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (except as otherwise stated above);

(b)	Changes in Law: we express no opinion that the future or continued performance of a party’s obligations or the consummation of the transactions contemplated by the Opinion Document will not contravene Dutch law, its application or interpretation if altered in the future;

(c)	Territory of the Netherlands: all references in this opinion letter and its schedules to the Netherlands and Dutch law are to the European part of the Netherlands and its law, respectively, only;

(d)	Factual Statements: we have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any documents, or for verifying that no material facts or provisions have been omitted therefrom; nor have we verified the accuracy of any assumption made in this opinion letter other than as explicitly stated in this opinion letter;

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(e)	Representations: we express no opinion as to the correctness of any representation given by any of the parties (express or implied) under or by virtue of the Documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein;

(f)	Effects of Opinion: the opinions expressed in this opinion letter have no bearing on declarations made, opinions expressed or statements of a similar nature made by any of the parties in the Opinion Document;

(g)	Nature of Investigations: in rendering this opinion we have exclusively examined the Documents and we have conducted such investigations of Dutch law as we have deemed necessary or advisable for the purpose of giving this opinion letter; as to matters of fact we have relied on the Documents and any other document we have deemed relevant, and on statements or certificates of public officials;

(h)	Formulae and Cash Flows: we have not been responsible for verifying the accuracy or correctness of any formula or ratio (whether expressed in words or symbols) or financial schedule contained in the Documents, or any cash flow model used or to be used in connection with the transactions contemplated thereby, or whether such formula, ratio, financial schedule or cash flow model appropriately reflects the commercial arrangements between the parties;

(i)	Tax: we express no opinion in respect of the tax treatment of the Documents or the Transaction; you have not relied on any advice from us in relation to the tax implications of the Documents or the Transaction for any person, whether in the Netherlands or any other jurisdiction, or the suitability of any tax provisions in the Documents;

(j)	Operational Licenses: we have not investigated whether the Company has obtained any of the operational licences, permits and consents which it may require for the purpose of carrying on its business (including, unless such licence, permit and/or consent is the subject of an opinion herein, the Transaction);

(k)	Anti-trust: we have not considered whether the transactions contemplated by the Opinion Document comply with civil, regulatory or criminal anti-trust, cartel, competition, public procurement or state aid laws, nor whether any filings, clearances, notifications or disclosures are required or advisable under such laws;

(l)	Data Protection / Insider Trading: we express no opinion on any data protection or insider trading laws of any jurisdiction (including the Netherlands);

(m)	Legal Concepts: Dutch legal concepts are expressed in English terms in this opinion letter and not in their original Dutch terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions;

(n)	Governing Law: this opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by Dutch law; and

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(o)	Date of Opinion: this opinion speaks as of the date hereof; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

Opinion

4.                   On the basis stated in paragraph 3, and subject to the assumptions in Schedule 1, the qualifications in Schedule 2 and any factual matters, documents or events not disclosed to us, we are of the opinion that (i) the Company has been duly incorporated as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and is existing as a public company (naamloze vennootschap) under Dutch law and (ii) when issued pursuant to the validly executed At Market Issuance Sales Agreement and when paid in accordance with the terms of the At Market Issuance Sales Agreement (and following receipt by the Dutch notary of a bank statement as referred to in Section 2:93a paragraph 2 and 6 of the Dutch Civil Code), the New Shares will have been duly authorised, validly issued and fully paid and will be non-assessable.

Benefit of opinion

5.                   This opinion is addressed to you in relation to and as an exhibit to the Company’s Form 6-K and, except with our prior written consent, is not to be transmitted or disclosed to any other person, other than as an exhibit to the Form 6-K and is not to be used or relied upon by you or by any other person for any purpose other than in connection with the filing of the Form 6-K.

6.                   This opinion letter and any non-contractual obligations arising out of or in relation to this opinion are governed by the laws of the Netherlands. Every situation concerning the legal relationship between yourself and Freshfields Bruckhaus Deringer LLP, the above submission to jurisdiction included, is governed by the general terms of Freshfields Bruckhaus Deringer LLP.1

7.                   We hereby consent to the incorporation by reference of this legal opinion letter into the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the United States of America’s Securities Act of 1933, as amended (the Securities Act) or any rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

Freshfields Bruckhaus Deringer LLP

1 The general terms and conditions of Freshfields Bruckhaus Deringer LLP can be found at www.freshfields.com.

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Schedule 1
ASSUMPTIONS

In considering the Documents and in rendering this opinion we have (with your consent and, unless specifically stated otherwise, without any further enquiry) assumed that:

(a)	Authenticity: all (electronic) signatures, stamps and seals on all documents in connection with this opinion ((whether as originals as copies or electronically) are genuine and all such documents are authentic, accurate and complete;

(b)	Copies: all documents retrieved by us or supplied to us electronically (whether in portable document format (PDF) or as scanned copies), as photocopies, facsimile copies or e-mail conformed copies are in conformity with the originals;

(c)	Drafts: Documents examined by us in draft form have been or, as the case may be, will be executed in the form of the drafts examined by us;

(d)	No Amendments: the Opinion Document has since its execution not been amended, supplemented, rescinded, terminated by any of the parties thereto or declared null and void by a competent court;

(e)	Deed of Incorporation: the Deed of Incorporation is a valid notarial deed (authentieke akte), the contents of which were correct and complete as of the date thereof and there were no defects in the incorporation of the Company (not appearing on the face of the Deed of Incorporation) on the basis of which a court might dissolve the Company or deem it has never existed;

(f)	Registration: the Registration Statement has been or will have been filed with the SEC and declared effective pursuant to the Securities Act;

(g)	Corporate Documents: at the time when any Corporate Document was signed, each person who is a party to or signatory of that Corporate Document (other than the Company), as applicable (i) had been validly incorporated, was validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) had all requisite power, authority and legal capacity to sign that Corporate Document and to perform all juridical acts (rechtshandelingen) and other actions contemplated thereby and (iii) has validly signed that Corporate Document;

(h)	Extract: the information set forth in the Extract, is accurate and complete on today’s date and the factual statements from the Company in relation to the total issued and outstanding capital of the Company are accurate and complete on today’s date;

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(i)	No Insolvency: (i) the Company has not been declared bankrupt (failliet verklaard), (ii) the Company has not been granted a (provisional) suspension of payments ((voorlopige) surseance van betaling), (iii) the Company has not become subject to a (confidential or public) pre-insolvency private plan procedure (onderhands akkoordprocedure), (iv) the Company has not become subject to any of the other insolvency proceedings (together with the proceedings in paragraph (i)(i) and (i)(ii) referred to as the Insolvency Proceedings) referred to in section 1(1) of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the Insolvency Regulation), (v) the Company has not been dissolved (ontbonden), (vi) the Company has not ceased to exist pursuant to a legal merger or demerger (juridische fusie of splitsing), and (vii) no order for the administration (bewind) of the assets of the Company has been made; these assumptions are supported by our enquiries today with the Commercial Register, the online EU Insolvency register (EU Insolventieregister) and the court in Amsterdam, the Netherlands and The Hague, the Netherlands, which have not revealed any information that any such event has occurred with respect to the Company; however, such enquiries are not conclusive evidence that no such events have occurred; additionally, in the event a confidential pre-insolvency private plan procedure (onderhands akkoordprocedure) as referred to in paragraph (i)(iii) should occur with respect to the Company, the above-mentioned registers will not make notice of such procedure;

(j)	Articles of Association: the Articles of Association have not been amended;

(k)	Authorization General Meeting: the General Meeting has or will (continue to) designate the Board as the corporate body authorised to (i) issue the New Shares and (ii) to limit or exclude the statutory pre-emptive rights with regard to such issuances pursuant to the delegation referred to above under (i);

(l)	Resolutions: the Resolutions (including the power of attorney in the Board Resolutions) have not been revoked (ingetrokken) or amended and have not been and will not be declared null and void by a competent court and the Resolutions have not been, and will not be, amended, revoked (ingetrokken), terminated or declared null and void by a competent court and the factual statements and confirmations set out in the Resolutions are true and correct;

(m)	Corporate Benefit: the entering into the Opinion Document and the transactions contemplated thereby are in the corporate interests (vennootschappelijk belang) of the Company;

(n)	No Conflict of Interest: Klaus Roewe nor any of those members of the Board (in whatever capacity) who have participated in the meetings of the Board as evidenced by the Board Resolutions, has a direct or indirect personal conflict of interest with the Company (een direct of indirect persoonlijk belang dat strijdig is met het belang van de vennootschap en de met haar verbonden onderneming) in relation to the transactions contemplated by the Opinion Document;

(o)	Works Council: no works council (ondernemingsraad) has been instituted with jurisdiction (and the authority to render advice) in respect of the Company and/or the transactions contemplated by the Opinion Document, nor has any person working for any enterprise (onderneming, as defined in the Dutch Works Councils Act (Wet op de ondernemingsraden)) of the Company (whether employee or not) at any time made a request to the board of directors of the Company that any works council be installed;

(p)	Financial Supervision Act: the Company is not required to be licensed pursuant to the Dutch Financial Supervision Act (Wet op het financieel toezicht);

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(q)	Due Execution: the (electronic) signature appearing on the Opinion Document on behalf of the Company is the (electronic) signature of Klaus Roewe;

(r)	Signing under Power of Attorney: under any applicable law (other than Dutch law) governing the existence and extent of Klaus Roewe’s authority towards third parties (as determined pursuant to and in accordance with the rules of The Hague Convention of 14 March 1978 on the Laws Applicable to Agency), the power of attorney included in the Board Resolutions authorising Klaus Roewe creates valid and legally binding obligations for the Company towards any of the other parties to the Opinion Document as a result of Klaus Roewe acting as attorney for and on behalf of the Company;

(s)	Other Parties – Corporate Capacity/Approval: each of the parties to the Opinion Document (other than the Company) (i) has been validly incorporated, is validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) has the power, capacity and authority to enter into, execute and deliver the Opinion Document to which it is a party and to exercise its rights and perform its obligations thereunder, and (iii) has duly authorised and validly executed and, to the extent relevant, delivered the Opinion Document to which it is a party;

(t)	Anti-terrorism, Money Laundering: the parties to the Opinion Document comply with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations, and the performance or enforcement of the Opinion Document is consistent with all such laws and regulations; without providing conclusive evidence, this assumption is supported by our online enquiry with the registers referred to in Sections 2:20(3) and 10:123 of the Dutch Civil Code finalised today confirming that the Company is not listed on any such list;

(u)	No Director Disqualification: none of the directors of the Company is subject to a civil law director disqualification (civielrechtelijk bestuursverbod) imposed by a court under articles 106a to 106e of the Dutch Bankruptcy Act (Faillissementswet) (as amended by the Directors disqualification act (Wet civielrechtelijk bestuursverbod)); although not providing conclusive evidence thereof, this assumption is supported by (i) the confirmation of the directors included in the Board Resolutions and (ii) our enquiries today with the Commercial Register; and

(v)	Shares: the issue, offering, sale, transfer, payment and delivery of the New Shares, each distribution (electronically or otherwise) of any circulars, documents or information relating to the Company and/or the New Shares and any and all invitations, offers, offer advertisements, publications and other documents relating to the Transaction have been and will continue to be made in conformity with the provisions of the Opinion Document and the Registration Statement.

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Schedule 2
QUALIFICATIONS

Our opinion is subject to the following qualifications:

(a)	Insolvency Proceedings: a confirmation derived from an insolvency register does not provide conclusive evidence that an entity is not subject to any insolvency proceedings as defined in the Insolvency Regulation or otherwise;

(b)	Creditor Action: our opinions with respect to the validity or enforceability of the Opinion Document or any legal act (rechtshandeling) forming part thereof or contemplated thereby are subject to and limited by the protection afforded by Dutch law to creditors whose interests have been adversely affected pursuant to the rules of Dutch law relating to (i) unlawful acts (onrechtmatige daden) based on section 6:162 et seq. of the Dutch Civil Code (Burgerlijk Wetboek) and (ii) fraudulent conveyance or preference (actio pauliana) within the meaning of section 3:45 of the Dutch Civil Code (Burgerlijk Wetboek) and/or section 42 et seq. of the Dutch Bankruptcy Act (Faillissementswet);

(c)	Foreign Documents: the opinion and other statements expressed herein relating to the Opinion Document are subject to the qualification that as Dutch lawyers we are not qualified or able to assess the true meaning and purport under applicable law (other than Dutch law) of the terms of the Opinion Document and the obligations thereunder of the parties thereto, and we have made no investigation of such meaning and purport; our review of the Opinion Document and any other documents subject or expressed to be subject to any law other than Dutch law has therefore been limited to the terms of such documents as they appear to us on the basis of such review and only in respect of any involvement of Dutch law;

(d)	Sanctions Act 1977: the Sanctions Act 1977 (Sanctiewet 1977) and regulations promulgated thereunder, or international sanctions, may limit the enforceability of the Opinion Document;

(e)	Non-assessable: in absence of an equivalent Dutch legal term for the term “non-assessable” as used in this opinion letter and for the purposes of this opinion letter, non-assessable means that no holder of Ordinary Shares can be required to pay any amount in addition to the amount required for such share to be fully paid as provided for by Section 2:81 of the Dutch Civil Code; and

(f)	Commercial Register: an extract from the Commercial Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity cannot invoke the incorrectness or incompleteness of its Commercial Register information against third parties who were unaware of the incorrectness or incompleteness.